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                                                                   EXHIBIT 10(y)

                          2005 CERNER PERFORMANCE PLAN
                               <<FIRST>> <<LAST>>
                              CORPORATE EXECUTIVE

DOCUMENT OVERVIEW

This document describes Cerner's structured approach to determining incentive payments. This document is specific to the Plan type and individual noted above and contains information specific to the administration of this particular Plan.

PLAN PURPOSE

This Plan is intended to align performance incentives with the current business imperatives to drive business results in 2005. Success on the following corporate imperatives will create value for Associates, clients and shareholders: Grow the Top Line, Expand Operating Margin and Free Cash Flow, Create Innovation, Deliver the Cerner Experience to the Client and Associate. The Plan metrics below reflect the fact that it is essential for the Associate to drive results in his/her area of accountability which ensure corporate success.

PLAN METRICS

Your annual Target Bonus Level (TBL) is $<<Total_TBL>>. Your total opportunity will be comprised of the following metrics:

WEIGHTING                      METRICS                        TIMING CODE       IC APPLIES        SCOPE
---------                      -------                        -----------       ----------        -----
               EARNINGS PER SHARE                                  Y               YES
               CASH FLOW                                           E               YES
               OPERATING EARNINGS                                  Y               YES
               OPERATING MARGIN                                    S               YES
               PRODUCTIVITY MEASURES                            VARIABLE           YES
               AGREEMENT MARGIN                                    N               YES
               DIVERSIFICATION OF BUSINESS OPPORTUNITIES           A               YES

INDIVIDUAL CONTRIBUTION (IC) FACTOR

An additional factor that will be included in the incentive calculation is the Individual Contribution (IC) rating. Each Associate on CPP will receive a quarterly and an annual IC rating. This rating will be determined by contributions such as, but not limited to:

- Delivery of additional business results not captured by specific CPP metrics;

-     "How" business results are achieved;

-     Key Client Losses/Wins;

-     Recruiting exceptional talent and building harvestable teams;

- Unique and substantial contributions to methodologies, capabilities, or intellectual property; and

- Collaboration and leadership of initiatives beyond your primary responsibilities.

The Individual Contribution percentage will be determined and applied as shown in the table below. Quarterly Individual Contribution ratings will only be applied for a rating less than "Highly Valued." Annual Individual Contribution ratings (collected following the fourth quarter) will be applied to an Associate's entire year's earnings according to the table on the following page.

                      INDIVIDUAL CONTRIBUTION FACTOR TABLE

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
                                                IC Bonus
                            IC Factor         Opportunity*
                            ----------        ------------
Distinguished                   130%           <<TBL*30%>>      <-Maximum IC Payout**
Outstanding                     120%           <<TBL*20%>>
Highly Valued                   100%               $0           <-Typical IC Payout
New to Role***               0% - 100%             $0
Needs Development***           25-75%         <<TBL*-25%>>
Unacceptable***                  0%             <<-TBL>>

TBL is your payout at 100% attainment of objectives before the IC Bonus Opportunity.

*These amounts will be adjusted to reflect actual attainment of objective performance targets, for your Rewardable Events plan metrics and changes, if any, in your Target Bonus Level.

**This amount plus your Target Bonus Level will equal your maximum bonus amount, which may also be adjusted upward or downward to reflect actual attainment of objective performance targets.

***All associates will be reviewed on a quarterly basis to determine the appropriateness of a CPP incentive payment prior to any distribution. Associates with New to Role, Needs Development or Unacceptable ratings will have these adjustments applied to quarterly CPP incentive payments. These payments are at the discretion of Cabinet.

PAYMENT TERMS, SCHEDULE AND CRITERIA

TERMS

Changes in an Associate's TBL will be reflected in payment calculations on a pro-rata basis for the appropriate quarters.

The year-end calculation of payments will not affect amounts earned for previous quarters; however, the actual Individual Contribution adjustment, if applicable, will apply to incentives earned for the full year.

Corrections to prior period payments may be made to ensure accurate incentive payment.

SCHEDULE

Payment of incentives will be made approximately sixty (60) days after the end of a quarter.

CRITERIA

1. In order to be eligible for any payments under this Plan, Cerner must have received the Associate's signed Cerner Associate Employment Agreement, which governs the terms of the Associate's employment at Cerner. CPP payments are contingent upon the Associate's completion of performance reviews as required by Cerner's Human Resources department.

2. Participation in this Plan begins as of the beginning of the first full quarter of employment in, or assignment to, a CPP-eligible role. Newly eligible Associates will satisfy the "full quarter" requirement as long as they are actively working within the first fifteen (15) working days of the quarter.

3.    Participating Associates who are not actively at work for more than six
      (6) weeks of any quarter may be deemed ineligible to earn incentives during that quarter per the CPP Leave Policy located on myCerner.

OTHER PLAN CONSIDERATIONS

1. Termination of Participation: An Associate's participation in CPP is terminated immediately in the event of termination of employment or transfer to a non-CPP eligible role. The Associate will be entitled to payment for any earned but not paid amounts. Payments are earned only for completed quarters; i.e., if participation is terminated at any time before the completion of a quarter, no incentive will be paid for that quarter.

2. Repayments to Cerner: In the event an Associate's employment is terminated for any reason, voluntarily or involuntarily, and such Associate owes penalties or is required to return commissions,

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      Advances or other monies to Cerner, Cerner may deduct the amounts owed from all accounts due to such Associate, such as salary, Advances, vacation, expense reimbursement or commission payments, and the Associate will be liable for the balance, if any.

Capitalized terms in this plan have the meanings set forth in the CPP Glossary or the contents of this document.

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